UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                               Access Beyond, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00431W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00431W108                    13G                     Page 2 of 6 Pages
--------------------------------------------------------------------------------

 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Ronald A. Howard

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|

                                                                        (b) |_|

--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER
                                  925,603 shares                          7.8%
       Number of         -------------------------------------------------------
        Shares            6      SHARED VOTING POWER
     Beneficially                 0 shares                                  0%
       Owned By          -------------------------------------------------------
         Each             7      SOLE DISPOSITIVE POWER
       Reporting                  925,603 shares                          7.8%
        Person           -------------------------------------------------------
         With             8      SHARED DISPOSITIVE POWER
                                  0 shares                                  0%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        925,603 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.8%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer:   Access Beyond, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                              1300 Quince Orchard Boulevard
                              Gaithersburg, Maryland 20878

Item 2.

      (a)   Name of Person Filing: Ronald A. Howard

      (b)   Address of Principal Business Office, or, if none, Residence:

                              1300 Quince Orchard Boulevard
                              Gaithersburg, Maryland 20878

      (c)   Citizenship:      United States.


      (d)   Title of Class of Securities:

                              Common Stock, $0.01 par value.


      (e)   CUSIP Number:     00431W108.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

      (a)   |_|  Broker or Dealer registered under Section 15 of the Act

      (b)   |_|  Bank as defined in section 3(a)(6) of the Act

      (c)   |_|  Insurance Company as defined in section 3(a)(19) of the Act

      (d)   |_|  Investment Company registered under section 8 of the Investment
                 Company Act

      (e)   |_|  Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940

      (f)   |_|  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

      (g)   |_|  Parent Holding Company, in accordance with
                 ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)


Item 4. Ownership.

      (a)   Amount Beneficially Owned:   925,603 shares.

      (b)   Percent of Class:   7.8%.

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:  925,603 shares.
            (ii)  shared power to vote or to direct the vote:  0 shares.
            (iii) sole power to dispose or to direct the disposition
                  of:  925,603 shares.
            (iv) shared power to dispose or to direct the disposition of: 0 shares.

Item 5. Ownership of Five Percent or Less of a Class

                        Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Not Applicable.


Item 8. Identification and Classification of Members of the Group

                        Not Applicable.

Item 9. Notice of Dissolution of Group

                        Not Applicable.

Item 10. Certification

                        Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Febraury    , 1997
                                           -------------------------------------
                                                Date


                                           S/Ronald A. Howard
                                           -------------------------------------
                                                Signature


                                           Ronald A. Howard
                                           -------------------------------------
                                                Name/Title


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)